EXHIBIT 99.2

THE BARONA BAND OF MISSION INDIANS AND VENTURE

CATALYST INCORPORATED

ANNOUNCE THE EXTENSION OF CONSULTING RELATIONSHIP

San Diego, California, June 1, 2004—The Barona Group of the Capitan Grande Band of Mission Indians (the “Barona Band of Mission Indians or the Barona Tribe”) and Venture Catalyst Incorporated (“VCAT”) (OTCBB:VCAT) jointly announced that their relationship of over 13 years has been extended for an additional five years through March 2009. Under the extension, VCAT will be paid a flat monthly fee for consulting services rendered to the Barona Tribe. The term of the extension is five years with the Barona Tribe having the right to negotiate an additional five year extension.

“Barona has enjoyed phenomenal success over the last 13 years, in large part because of our relationship with VCAT. The extension of this relationship helps ensure continued prosperity for the Tribal families at Barona”, stated Clifford LaChappa, Chairman of the Barona Band of Mission Indians.

VCAT has filed with the Securities and Exchange Commission a Current Report on Form 8-K dated June 1, 2004, relating to the terms of the extension.

About the Barona Band of Mission Indians

The Barona Indian Reservation was formed in 1932 when the Barona Group of the Captain Grande Band of Mission Indians purchased the Barona Ranch after being removed by Congress from the Capitan Grande Reservation when the City of San Diego wanted it for a reservoir. The Tribe was once a semi-nomadic band that traveled across Southern California in tune with the seasons and what nature provided. Today, the Barona Band of Mission Indians is a sovereign government operating one of the most successful hotel, casino and golf resorts in California, the Barona Valley Ranch Resort and Casino.

About Venture Catalyst Incorporated

VCAT is a provider of consulting services and technology in the gaming and hospitality market. VCAT is headquartered in San Diego, California. For Media Relations, contact Kelly Jacobs at 619-933-5013, pr@vcat.com; for Investor Relations contact Andrew Laub at 858-385-1000, ir@vcat.com.